EXHIBIT 99.2

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3063 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Rod Bitz	Steve Wold
Phone: 952-351-3063	Phone: 952-351-3056
E-mail: rod_bitz@atk.com	E-mail: steve_wold@atk.com

ATK ELECTS DAN MURPHY TO BOARD OF DIRECTORS

Minneapolis, May 8, 2003 – ATK (Alliant Techsystems, NYSE:  ATK) announced today that Dan Murphy was elected to the company’s board of directors at its regularly scheduled meeting on May 6.  Murphy is group vice president, Precision Systems for ATK.

Murphy joined ATK in 2000 as president of ATK Tactical Systems in Rocket Center, W. Va., and was named group vice president, Precision Systems in early 2002, when the new business group was formed.  A graduate of the U.S. Naval Academy, he previously served as a naval officer for 30 years, attaining the rank of Vice Admiral.

In a separate news release issued today, ATK announced an executive leadership succession plan under which chairman and chief executive officer Paul David Miller will retain his post as board chairman and will turn over his responsibilities as CEO to Murphy on Oct. 1.

ATK is a $2.2 billion aerospace and defense company with strong positions in propulsion, composite structures, munitions, precision capabilities, and civil and sporting ammunition.  The company, which is headquartered in Edina, Minn., employs approximately 12,000 people and has three business groups:  Aerospace, Precision Systems, and Ammunition and Related Products.  ATK news and information can be found at www.atk.com.

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